Exhibit 16.1

October 13, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K dated October 13, 2025 to be filed by our former client VSee Health, Inc. We agree with the statements under Item 4.01 insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC
San Francisco, California